Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Reports Record Fourth-Quarter Earnings of $688 Million

▪                 Full-year earnings reach record $3.065 billion on improved net sales and revenues.

▪                 Demand for U.S. farm equipment paces performance while construction continues recovery.

▪                 Further improvement in sales and profit forecast for 2013.

MOLINE, Illinois (November 21, 2012) — Net income attributable to Deere & Company was $687.6 million, or $1.75 per share, for the fourth quarter ended October 31, compared with $669.6 million, or $1.62 per share, for the same period last year.

For fiscal 2012, net income attributable to Deere & Company was $3.065 billion, or $7.63 per share, compared with $2.800 billion, or $6.63 per share, in 2011.

Worldwide net sales and revenues rose 14 percent, to $9.792 billion, for the fourth quarter and increased 13 percent to $36.157 billion for the full year. Net sales of the equipment operations were $9.047 billion for the quarter and $33.501 billion for the year, compared with $7.903 billion and $29.466 billion for the same periods in 2011.

“In the face of continuing global economic pressure, John Deere has completed another record year,” said Samuel R. Allen, chairman and chief executive officer. “Our success reflects positive customer response to our lines of innovative equipment coupled with extensive efforts to expand our global competitive position.”

During the year, Deere continued with the record introduction of new products, while opening or moving ahead with new factories in China, India, and Brazil. In the U.S., the company announced capacity expansions for tractors, sprayers, and cylinders. “John Deere’s performance illustrates the continuing impact of our operating model, which stresses a disciplined approach to cost and asset

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management,” Allen said. “As a result, we are achieving strong financial results and generating high levels of cash flow. These dollars are funding growth activities throughout the world and providing value directly to investors.”

Summary of Operations

Net sales of the worldwide equipment operations increased 14 percent for the fourth quarter and full year compared with the same periods in 2011. Sales included price realization of 4 percent and an unfavorable currency-translation effect of 3 percent for both periods. Equipment net sales in the United States and Canada increased 26 percent for the quarter and 20 percent for the year. Outside the U.S. and Canada, net sales decreased 2 percent for the quarter and increased 5 percent for the year, with unfavorable currency-translation effects of 7 percent and 6 percent for these periods.

Deere’s equipment operations reported operating profit of $1.051 billion for the quarter and $4.397 billion for the full year, compared with $955 million and $3.839 billion for the same periods in 2011. The improvement in the quarter was primarily due to the impact of higher shipment volumes and price realization. These factors were partially offset by higher production costs and increased selling, administrative and general, and research and development expenses. Also affecting results was a goodwill impairment charge related to the company’s John Deere Water reporting unit and unfavorable effects of foreign currency exchange.

Full-year results improved primarily due to the impact of price realization and higher shipment volumes. Partially offsetting these factors were higher production and raw-material costs, unfavorable effects of foreign currency exchange, and increased research and development, and selling, administrative and general expenses. The increase in production costs for both periods was primarily related to new products, engine-emission requirements and incentive compensation expenses.

Net income of the company’s equipment operations was $576 million for the fourth quarter and $2.616 billion for the full year, compared with $552 million and $2.329 billion in 2011. The same operating factors mentioned above, along with a higher effective tax rate and increased interest expense, affected both quarterly and annual results.

Financial services reported net income attributable to Deere & Company of $121.7 million for the quarter and $460.3 million for the year compared with $122.1

Deere Announces Fourth-Quarter Earnings	6

million and $471.0 million in 2011. Results were slightly lower for the quarter primarily due to higher reserves for crop insurance claims, increased selling, administrative and general expenses, a higher provision for credit losses and narrower financing spreads. These factors were almost entirely offset by growth in the credit portfolio. Fiscal-year 2012 results were lower primarily due to increased selling, administrative and general expenses, higher reserves for crop insurance claims and narrower financing spreads, partially offset by growth in the credit portfolio and a lower provision for credit losses.

Company Outlook & Summary

Company equipment sales are projected to increase by about 5 percent for full year 2013 and to be up about 10 percent for the first quarter compared with the same periods of 2012. For fiscal 2013, net income attributable to Deere & Company is anticipated to be about $3.2 billion.

“Deere remains well-positioned to carry out its growth plans and capitalize on positive long-term trends, even though present global economic and fiscal concerns warrant continued caution,” Allen said. “With support from a highly committed group of employees, dealers and suppliers, our plans for helping meet the world’s growing need for food and infrastructure are moving ahead and achieving a good deal of success.

“We are proud of the company’s performance in 2012 and look forward to building on these gains in 2013 and beyond. Despite fragile economic conditions in many regions, we have great confidence in the company’s prospects and in our ability to deliver value to investors and other stakeholders in the future.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 16 percent for the quarter and 13 percent for the year largely due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation.

Operating profit was $931 million for the quarter and $3.921 billion for the year, compared with $868 million and $3.447 billion, respectively, in 2011. The improvement in both periods was primarily due to the impact of higher shipment

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volumes and price realization. Results in the quarter were partially offset by higher production costs and increased selling, administrative and general, and research and development expenses. Also affecting fourth-quarter performance was a goodwill impairment charge and unfavorable effects of foreign currency exchange. For the full year, results were partially offset by higher production and raw-material costs, unfavorable effects of foreign currency exchange, and increased research and development, and selling, administrative and general expenses.

Construction & Forestry. Construction and forestry sales increased 7 percent for the quarter and 19 percent for the year mainly due to higher shipment volumes and price realization. Operating profit was $120 million for the quarter and $476 million for the year, compared with $87 million and $392 million, respectively, in 2011. Results increased for both periods primarily due to the impact of price realization and higher shipment volumes. These factors were partially offset by increased production costs and higher selling, administrative and general expenses. In addition, higher raw-material costs and increased research and development expenses affected the year.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 4 percent for fiscal year 2013. Relatively high commodity prices and strong farm incomes are expected to continue supporting a favorable level of demand for farm machinery during the year. Deere’s sales are expected to benefit from global expansion and lines of advanced new equipment.

Industry sales for agricultural machinery in the U.S. and Canada are forecast to be about flat for 2013 in relation to the prior year’s healthy levels. Caution around the U.S. livestock and dairy sectors is expected to offset continued strength in demand for large equipment such as high-horsepower tractors.

Full-year industry sales in the EU27 are forecast to be flat to down 5 percent due to continuing deterioration in the overall economy and a poor harvest in the U.K. Sales in the Commonwealth of Independent States are expected to be modestly higher in 2013.

In South America, industry sales are projected to be up about 10 percent as a result of favorable commodity prices and higher planting intentions. Industry sales in

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Asia are projected to be little-changed from 2012 due to softer economic conditions in India and China.

U.S. and Canada industry sales of turf and utility equipment are expected to be up about 5 percent for 2013, reflecting some improvement in the U.S. economy. Deere’s sales are expected to increase more than the industry due to the impact of new products.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 8 percent for fiscal 2013 due in part to modest improvement in U.S. economic conditions. Sales in world forestry markets are projected to be about flat for the year as further weakness in European markets offsets stronger demand in the U.S.

Financial Services. Fiscal-year 2013 net income attributable to Deere & Company for the financial services operations is expected to be approximately $500 million. The forecast improvement is primarily due to expected growth in the credit portfolio and lower crop insurance claims. These factors are projected to be partially offset by an increase in the provision for credit losses, which is anticipated to return to a more typical level.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $112.6 million for the fourth quarter and $382.7 million for full-year 2012, compared with $93.5 million and $363.6 million for the respective periods in 2011. The quarter’s improvement was mainly due to growth in the credit portfolio, partially offset by an increased provision for credit losses and higher selling, administrative and general expenses. Full-year 2012 results were higher primarily due to growth in the credit portfolio and a lower provision for credit losses, partially offset by higher selling, administrative and general expenses and narrower financing spreads.

Net receivables and leases financed by JDCC were $26.509 billion and $23.184 billion at October 31, 2012 and 2011, respectively.

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture from recent drought conditions), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural

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panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Uncertainty about and actual government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and dryer than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  The sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies and tariffs in particular jurisdictions or

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for the benefit of certain industries or sectors (including protectionist and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4, Final Tier 4 and Stage IIIb non-road diesel emission requirements), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure;

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changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Fourth Quarter 2012 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended October 31			Twelve Months Ended October 31
	2012	2011	% Change	2012	2011	% Change

Net sales and revenues:
Agriculture and turf	$7,393	$6,354	+16	$27,123	$24,094	+13
Construction and forestry	1,654	1,549	+7	6,378	5,372	+19
Total net sales	9,047	7,903	+14	33,501	29,466	+14
Financial services	633	615	+3	2,235	2,163	+3
Other revenues	112	94	+19	421	384	+10
Total net sales and revenues	$9,792	$8,612	+14	$36,157	$32,013	+13

Operating profit: *
Agriculture and turf	$931	$868	+7	$3,921	$3,447	+14
Construction and forestry	120	87	+38	476	392	+21
Financial services	191	196	-3	712	725	-2
Total operating profit	1,242	1,151	+8	5,109	4,564	+12
Reconciling items **	(129)	(98)	+32	(385)	(340)	+13
Income taxes	(425)	(383)	+11	(1,659)	(1,424)	+17
Net income attributable to Deere & Company	$688	$670	+3	$3,065	$2,800	+9

*                                 Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**                          Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2012 and 2011
(In millions of dollars and shares except per share amounts) Unaudited

	2012	2011

Net Sales and Revenues
Net sales	$9,047.0	$7,903.1
Finance and interest income	529.0	501.9
Other income	215.6	206.7
Total	9,791.6	8,611.7

Costs and Expenses
Cost of sales	6,841.4	5,926.2
Research and development expenses	401.2	346.8
Selling, administrative and general expenses	948.3	859.7
Interest expense	200.0	180.3
Other operating expenses	278.4	241.8
Total	8,669.3	7,554.8

Income of Consolidated Group before Income Taxes	1,122.3	1,056.9
Provision for income taxes	425.2	382.9
Income of Consolidated Group	697.1	674.0
Equity in loss of unconsolidated affiliates	(8.2)	(2.0)
Net Income	688.9	672.0
Less: Net income attributable to noncontrolling interests	1.3	2.4
Net Income Attributable to Deere & Company	$687.6	$669.6

Per Share Data
Basic	$1.76	$1.63
Diluted	$1.75	$1.62

Average Shares Outstanding
Basic	389.5	410.4
Diluted	393.9	414.5

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2012 and 2011
(In millions of dollars and shares except per share amounts) Unaudited

	2012	2011
Net Sales and Revenues
Net sales	$33,500.9	$29,466.1
Finance and interest income	1,981.3	1,922.6
Other income	674.9	623.8
Total	36,157.1	32,012.5

Costs and Expenses
Cost of sales	25,007.8	21,919.4
Research and development expenses	1,433.6	1,226.2
Selling, administrative and general expenses	3,417.0	3,168.7
Interest expense	782.8	759.4
Other operating expenses	781.5	716.0
Total	31,422.7	27,789.7

Income of Consolidated Group before Income Taxes	4,734.4	4,222.8
Provision for income taxes	1,659.4	1,423.6
Income of Consolidated Group	3,075.0	2,799.2
Equity in income (loss) of unconsolidated affiliates	(3.4)	8.6
Net Income	3,071.6	2,807.8
Less: Net income attributable to noncontrolling interests	6.9	7.9
Net Income Attributable to Deere & Company	$3,064.7	$2,799.9

Per Share Data
Basic	$7.72	$6.71
Diluted	$7.63	$6.63

Average Shares Outstanding
Basic	397.1	417.4
Diluted	401.5	422.4

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2012 and 2011

(In millions of dollars) Unaudited

	2012	2011
Assets
Cash and cash equivalents	$4,652.2	$3,647.2
Marketable securities	1,470.4	787.3
Receivables from unconsolidated affiliates	59.7	48.0
Trade accounts and notes receivable - net	3,799.1	3,294.5
Financing receivables - net	22,159.1	19,923.5
Financing receivables securitized – net	3,617.6	2,905.0
Other receivables	1,790.9	1,330.6
Equipment on operating leases - net	2,527.8	2,150.0
Inventories	5,170.0	4,370.6
Property and equipment - net	5,011.9	4,352.3
Investments in unconsolidated affiliates	215.0	201.7
Goodwill	921.2	999.8
Other intangible assets - net	105.0	127.4
Retirement benefits	20.2	30.4
Deferred income taxes	3,280.4	2,858.6
Other assets	1,465.3	1,180.5
Total Assets	$56,265.8	$48,207.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,392.5	$6,852.3
Short-term securitization borrowings	3,574.8	2,777.4
Payables to unconsolidated affiliates	135.2	117.7
Accounts payable and accrued expenses	8,988.9	7,804.8
Deferred income taxes	164.4	168.3
Long-term borrowings	22,453.1	16,959.9
Retirement benefits and other liabilities	7,694.9	6,712.1
Total liabilities	49,403.8	41,392.5
Total Deere & Company stockholders’ equity	6,842.1	6,800.3
Noncontrolling interests	19.9	14.6
Total stockholders’ equity	6,862.0	6,814.9
Total Liabilities and Stockholders’ Equity	$56,265.8	$48,207.4

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2012 and 2011
(In millions of dollars) Unaudited

	2012	2011

Cash Flows from Operating Activities
Net income	$3,071.6	$2,807.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	5.1	13.5
Provision for depreciation and amortization	1,004.2	914.9
Goodwill impairment charge	33.4
Share-based compensation expense	74.5	69.0
Undistributed earnings of unconsolidated affiliates	1.8	11.1
Credit for deferred income taxes	(91.8)	(168.0)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,901.6)	(808.9)
Insurance receivables	(338.5)	(300.1)
Inventories	(1,510.2)	(1,730.5)
Accounts payable and accrued expenses	1,061.8	1,287.0
Accrued income taxes payable/receivable	(72.3)	1.2
Retirement benefits	63.3	495.3
Other	(233.6)	(266.0)
Net cash provided by operating activities	1,167.7	2,326.3

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	13,064.9	12,151.4
Proceeds from maturities and sales of marketable securities	240.3	32.4
Proceeds from sales of equipment on operating leases	799.5	683.4
Proceeds from sales of businesses, net of cash sold	30.2	911.1
Cost of receivables acquired (excluding receivables related to sales)	(15,139.0)	(13,956.8)
Purchases of marketable securities	(922.2)	(586.9)
Purchases of property and equipment	(1,319.2)	(1,056.6)
Cost of equipment on operating leases acquired	(801.8)	(624.2)
Acquisitions of businesses, net of cash acquired		(60.8)
Other	43.2	(113.7)
Net cash used for investing activities	(4,004.1)	(2,620.7)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	894.9	(226.1)
Proceeds from long-term borrowings	10,642.0	5,655.0
Payments of long-term borrowings	(5,396.0)	(3,220.8)
Proceeds from issuance of common stock	61.0	170.0
Repurchases of common stock	(1,587.7)	(1,667.0)
Dividends paid	(697.9)	(593.1)
Excess tax benefits from share-based compensation	30.1	70.1
Other	(66.2)	(48.5)
Net cash provided by financing activities	3,880.2	139.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(38.8)	11.4

Net Increase (Decrease) in Cash and Cash Equivalents	1,005.0	(143.4)
Cash and Cash Equivalents at Beginning of Year	3,647.2	3,790.6
Cash and Cash Equivalents at End of Year	$4,652.2	$3,647.2

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)  Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2012	2011	2012	2011
Dividends declared	$.46	$.41	$1.79	$1.52
Dividends paid	$.46	$.41	$1.74	$1.41

(2)  The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)  Comprehensive income (loss), which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2012	2011	2012	2011
Net income	$688.9	$672.0	$3,071.6	$2,807.8
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	(858.0)	(510.0)	(623.6)	(338.4)
Cumulative translation adjustment	101.6	(180.1)	(270.0)	17.8
Unrealized gain (loss) on derivatives	.3	7.7	(5.1)	20.9
Unrealized gain (loss) on investments	(.7)	1.7	4.9	1.3
Comprehensive income (loss)	$(67.9)	$(8.7)	$2,177.8	$2,509.4

(4)  The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended October 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Net Sales and Revenues
Net sales	$9,047.0	$7,903.1
Finance and interest income	19.4	17.8	$571.0	$538.6
Other income	133.3	119.7	110.2	123.0
Total	9,199.7	8,040.6	681.2	661.6

Costs and Expenses
Cost of sales	6,841.8	5,926.5
Research and development expenses	401.2	346.8
Selling, administrative and general expenses	840.6	770.6	110.8	92.5
Interest expense	73.9	40.2	136.9	152.8
Interest compensation to Financial Services	50.6	41.9
Other operating expenses	60.5	53.3	242.3	220.7
Total	8,268.6	7,179.3	490.0	466.0

Income of Consolidated Group before Income Taxes	931.1	861.3	191.2	195.6
Provision for income taxes	355.2	309.1	70.0	73.8
Income of Consolidated Group	575.9	552.2	121.2	121.8

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	121.7	122.1	.5	.3
Other	(8.7)	(2.3)
Total	113.0	119.8	.5	.3
Net Income	688.9	672.0	121.7	122.1
Less: Net income attributable to noncontrolling interests	1.3	2.4
Net Income Attributable to Deere & Company	$687.6	$669.6	$121.7	$122.1

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF INCOME

For the Years Ended October 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Net Sales and Revenues
Net sales	$33,500.9	$29,466.1
Finance and interest income	74.0	73.3	$2,155.7	$2,080.8
Other income	493.2	455.5	298.8	292.5
Total	34,068.1	29,994.9	2,454.5	2,373.3

Costs and Expenses
Cost of sales	25,009.2	21,920.7
Research and development expenses	1,433.6	1,226.2
Selling, administrative and general expenses	2,988.8	2,786.6	439.3	394.4
Interest expense	231.1	191.4	596.4	621.0
Interest compensation to Financial Services	203.6	178.5
Other operating expenses	178.1	192.5	708.1	634.2
Total	30,044.4	26,495.9	1,743.8	1,649.6

Income of Consolidated Group before Income Taxes	4,023.7	3,499.0	710.7	723.7
Provision for income taxes	1,407.6	1,169.6	251.8	253.9
Income of Consolidated Group	2,616.1	2,329.4	458.9	469.8

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	460.3	471.0	1.4	1.2
Other	(4.8)	7.4
Total	455.5	478.4	1.4	1.2
Net Income	3,071.6	2,807.8	460.3	471.0
Less: Net income attributable to noncontrolling interests	6.9	7.9
Net Income Attributable to Deere & Company	$3,064.7	$2,799.9	$460.3	$471.0

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of October 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Assets
Cash and cash equivalents	$3,907.9	$3,187.5	$744.3	$459.7
Marketable securities	1,101.5	502.6	368.9	284.7
Receivables from unconsolidated subsidiaries and affiliates	1,579.0	1,713.4
Trade accounts and notes receivable - net	1,279.7	1,093.9	3,333.3	2,807.2
Financing receivables – net	11.5	14.0	22,147.5	19,909.5
Financing receivables securitized - net			3,617.6	2,905.0
Other receivables	1,092.4	965.6	703.6	370.1
Equipment on operating leases – net			2,527.8	2,150.0
Inventories	5,170.0	4,370.6
Property and equipment –net	4,950.5	4,287.5	61.4	64.9
Investments in unconsolidated subsidiaries and affiliates	4,102.4	3,473.9	8.7	8.1
Goodwill	921.2	999.8
Other intangible assets – net	101.0	123.4	4.0	4.0
Retirement benefits	14.9	29.6	44.6	28.0
Deferred income taxes	3,497.3	3,052.8	50.3	91.2
Other assets	582.9	468.6	883.5	712.6
Total Assets	$28,312.2	$24,283.2	$34,495.5	$29,795.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$424.8	$528.5	$5,967.7	$6,323.8
Short-term securitization borrowings			3,574.8	2,777.4
Payables to unconsolidated subsidiaries and affiliates	135.2	117.7	1,519.3	1,665.5
Accounts payable and accrued expenses	7,679.0	6,869.3	2,129.9	1,547.8
Deferred income taxes	93.3	99.0	338.3	354.7
Long-term borrowings	5,444.9	3,167.1	17,008.2	13,792.8
Retirement benefits and other liabilities	7,673.0	6,686.7	61.2	52.6
Total liabilities	21,450.2	17,468.3	30,599.4	26,514.6
Total Deere & Company stockholders’ equity	6,842.1	6,800.3	3,896.1	3,280.4
Noncontrolling interests	19.9	14.6
Total stockholders’ equity	6,862.0	6,814.9	3,896.1	3,280.4
Total Liabilities and Stockholders’ Equity	$28,312.2	$24,283.2	$34,495.5	$29,795.0

*  Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Cash Flows from Operating Activities
Net income	$3,071.6	$2,807.8	$460.3	$471.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for doubtful receivables	6.0	4.5	(.9)	9.0
Provision for depreciation and amortization	643.1	587.0	439.2	401.5
Goodwill impairment charge	33.4
Undistributed earnings of unconsolidated subsidiaries and affiliates	(413.7)	(118.8)	(1.3)	(1.0)
Provision (credit) for deferred income taxes	(115.7)	(278.3)	23.9	110.2
Changes in assets and liabilities:
Trade receivables	(255.0)	(109.5)
Insurance receivables			(338.5)	(300.1)
Inventories	(947.6)	(1,281.8)
Accounts payable and accrued expenses	887.0	1,027.0	382.1	351.3
Accrued income taxes payable/receivable	(102.7)	45.3	30.4	(44.1)
Retirement benefits	71.2	483.2	(7.9)	12.1
Other	70.5	(168.0)	(109.9)	55.1
Net cash provided by operating activities	2,948.1	2,998.4	877.4	1,065.0

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			14,320.7	13,333.1
Proceeds from maturities and sales of marketable securities	200.1	.3	40.2	32.2
Proceeds from sales of equipment on operating leases			799.5	683.4
Proceeds from sales of businesses, net of cash sold	30.2	911.1
Cost of receivables acquired (excluding trade and wholesale)			(16,730.2)	(15,365.9)
Purchases of marketable securities	(802.2)	(503.1)	(120.0)	(83.8)
Purchases of property and equipment	(1,316.2)	(1,054.3)	(3.1)	(2.4)
Cost of equipment on operating leases acquired			(1,562.0)	(1,230.5)
Increase in investment in Financial Services	(264.1)	(69.0)
Acquisitions of businesses, net of cash acquired		(60.8)
Increase in trade and wholesale receivables			(1,518.5)	(561.8)
Other	(95.6)	(79.5)	138.8	(35.7)
Net cash used for investing activities	(2,247.8)	(855.3)	(4,634.6)	(3,231.4)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(36.4)	230.8	931.3	(456.9)
Change in intercompany receivables/payables	45.5	(552.6)	(45.5)	552.6
Proceeds from long-term borrowings	2,521.5	69.0	8,120.5	5,586.0
Payments of long-term borrowings	(220.1)	(11.5)	(5,175.9)	(3,209.3)
Proceeds from issuance of common stock	61.0	170.0
Repurchases of common stock	(1,587.7)	(1,667.0)
Capital investment from Equipment Operations			264.1	69.0
Dividends paid	(697.9)	(593.1)	(43.5)	(340.1)
Excess tax benefits from share-based compensation	30.1	70.1
Other	(32.7)	(17.3)	(33.6)	(31.2)
Net cash provided by (used for) financing activities	83.3	(2,301.6)	4,017.4	2,170.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(63.2)	(2.3)	24.4	13.7

Net Increase (Decrease) in Cash and Cash Equivalents	720.4	(160.8)	284.6	17.4
Cash and Cash Equivalents at Beginning of Year	3,187.5	3,348.3	459.7	442.3
Cash and Cash Equivalents at End of Year	$3,907.9	$3,187.5	$744.3	$459.7

*      Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.